Exhibit (99.1)
BORG-WARNER AUTOMOTIVE, INC.
STATEMENT OF OPERATIONS (UNAUDITED)
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(millions of dollars, except per share data)

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                                   Three Months Ended   Twelve Months Ended
                                      December 31,          December 31,
                                    1996     1995          1996      1995
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
Net sales                          $421.7   $346.8     $1,540.1  $1,329.1
Cost of sales                       322.4    274.0      1,205.5   1,044.9
Depreciation                         17.6     16.9         71.3      68.0
Selling, general and
 administrative expenses             32.9     23.0        122.7      97.8
Minority interest                     0.7      0.5          2.6       2.0
Goodwill amortization                 4.1      2.4         13.5       9.6
Loss on sale of business (1)         61.5        -         61.5         -
Equity in affiliate earnings
  and other (income) expense          0.1     (3.8)       (13.1)    (18.6)
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Earnings (loss) before interest
    expense and taxes               (17.6)    33.8         76.1     125.4
Interest expense and finance charges  7.4      3.5         21.4      14.2
Provision (benefit) for income taxes(13.9)     8.0         12.9      37.0
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Net earnings (loss)                ($11.1)   $22.3        $41.8     $74.2
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Net earnings (loss) per share      ($0.47)    $0.95        $1.77     $3.15
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Average shares outstanding          23.6      23.7         23.6      23.6
 (in millions)

(1) The Company recorded a pre-tax loss on the sale of the North American manual transmission business of $61.5 million, which net of tax benefit of $26.5 million, results in an after-tax charge of $35 million.

/TABLE
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